Exhibit 99.1

AOL REPORTS Q1 EARNINGS

NEW YORK – May 4, 2011 - AOL Inc. (NYSE: AOL) released first quarter 2011 results today.

“Today represents an important milestone in the turnaround of AOL as global display revenue grew for the first time since Q4 2007,” said Tim Armstrong, Chairman and CEO. “I am proud of the work completed thus far and we remain focused on accelerating our momentum through continued execution of our strategy to become the premier digital content company.”

Summary Results In millions (except per share amounts)
	Q1 2011	Q1 2010	Change
Revenue
Advertising	$313.7	$354.3	-11%
Subscription	215.4	282.7	-24%
Other	22.3	27.3	-18%

Total revenues	$551.4	$664.3	-17%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$99.1	$231.3	-57%
Restructuring costs	$27.8	$23.4	19%

Operating income (loss)	$(11.8)	$80.7	NM
Net income	$4.7	$34.7	-86%

Diluted EPS from continuing operations	$0.04	$0.39	-90%

Cash provided (used) by continuing operations	$(9.3)	$162.9	NM
Free Cash Flow (1)	$(41.5)	$125.1	NM

(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Q1 Noteworthy Items:

•

AOL grew video viewers rapidly moving into second position in comScore in March, StyleList moved into first position in comScore’s style, beauty and fashion category in March, Patch grew users rapidly year-over-year and sequentially according to comScore, most AOL properties were redesigned to accommodate the Project Devil advertising format which, along with Pictela, won an IAB “Rising Star” award and this week Hearst Magazines became the first third party publisher to adopt the format on its properties.

•

AOL continued to strengthen its brand portfolio, talent pool and technology, closing the acquisitions of goviral and The Huffington Post and aligning all of its content under the newly formed AOL Huffington Post Media Group with Arianna Huffington as Editor-in-Chief.

•

Global display revenue grew 4%, marking the first quarter of year-over-year growth since Q4 2007. Domestic display grew 11% in Q1 2011 or 6% excluding acquisitions, driven by improved yield management of AOL properties.

•	Advertising revenue was essentially flat after excluding the $41.8 million impact of AOL’s 2010 initiatives to optimize its product offerings. These initiatives are discussed further on page 2.

•	Subscription revenue declines reflect a 22% decline in access subscribers year-over-year, while monthly average churn of 2.5% continues the trend of meaningful year-over-year improvement.

•

We changed our definition of Adjusted OIBDA to exclude restructuring costs and equity-based compensation in order to present a measure we believe is more indicative of our core operating performance and better aligns us with the industry and analyst community.

•

Net income and Adjusted OIBDA declines reflect the decline in revenue, increased investment in Patch, $9 million of transaction-related expenses primarily related to the goviral and The Huffington Post acquisitions and $8.4 million in incentive compensation expense related to acquisitions made in 2010 and in Q1 2011.

•	Net income also includes $27.8 million in restructuring expenses related to The Huffington Post acquisition and the reassessment of our operations in India.

•

At March 31, 2011, AOL had $381.8 million of cash. Q1 2011 cash used by continuing operations was $9.3 million, while Free Cash Flow was a $41.5 million outflow, reflecting lower operating income, the impact of full year 2010 employee bonus payments in Q1 2011 and the payment of transaction related expenses.

DISCUSSION OF RESULTS

Revenue

	Q1 2011	Q1 2010	Change
	(In millions)
Advertising revenue
Display	$130.5	$125.6	4%
Display - domestic	122.0	109.8	11%
Display - international	8.5	15.8	-46%
Search and contextual	95.8	120.7	-21%

AOL Properties	226.3	246.3	-8%
Third Party Network	87.4	108.0	-19%

Total advertising revenue	313.7	354.3	-11%

Subscription revenue	215.4	282.7	-24%

Other revenue	22.3	27.3	-18%

Total revenue	$551.4	$664.3	-17%

Advertising revenue declined $40.6 million versus Q1 2010. Initiatives implemented by AOL in 2010 negatively impacted advertising revenue by $41.8 million and comprised: $25.9 million in lower Third Party Network revenue associated with European shutdowns and the de-emphasis of low margin search engine campaign management and lead generation affiliate products; $8.2 million in lower international display revenue related to reduced operations in Germany and France and the absence of revenue from Bebo and ICQ which we sold in 2010; and $7.7 million in lower search and contextual revenue reflecting the absence of revenue from ICQ, our de-emphasis of contextual products and fewer queries in Germany and France where we have reduced operations.

Apart from the impacts of AOL-implemented initiatives, advertising revenue was essentially flat, reflecting declines in search and contextual revenue, partially offset by growth in display revenue and increases in Third Party Network revenue. Search and contextual revenue declines of $17.3 million include $12.3 million related to fewer domestic queries, due to lower search traffic on AOL Properties and a 22% year-over-year decrease in domestic AOL-brand access subscribers, as well as a $7.1 million impact from fewer international queries. Domestic display revenue grew $7.0 million reflecting improved pricing and a higher sell through rate, particularly in Telecom, Personal Finance and Auto categories. Q1 2011 domestic display revenue includes approximately $5.2 million in revenue primarily related to the acquisitions of TheHuffingtonPost.com, Inc. (“The Huffington Post”) and TechCrunch, Inc. Third Party Network revenue increased $5.3 million, primarily related to the acquisitions of 5 Minutes Ltd. (“5min Media”) and goviral A/S (“goviral”).

Subscription revenue declines primarily reflect the 22% decline in domestic AOL-brand access subscribers noted above and a 2% decline in average revenue per subscriber. Monthly average churn for the period was 2.5%, as compared to 3.0% in the prior year period, and the average paid tenure of our domestic AOL-brand access subscribers has increased to 10.3 years this period from 9.1 years in the prior year period.

Other revenue declines primarily reflect lower mobile carrier revenues.

Profitability

Operating income and Adjusted OIBDA declines reflect the lower revenue discussed above and increased costs of revenues due primarily to increased investment in Patch, $9 million in deal related expenses primarily associated with the acquisitions of goviral and The Huffington Post and $8.4 million of incentive compensation expense associated with acquisitions made in 2010 and Q1 2011. Cost of revenue increases were partially offset by a $17.8 million decline in traffic acquisition costs reflecting lower partner revenue share in Europe associated with the cessation of operations or reduced operations in certain countries. Operating income also reflects a $47.9 million decrease in depreciation and amortization in Q1 2011 versus Q1 2010, primarily due to a re-evaluation of the useful lives of certain intangible assets, which resulted in incremental amortization expense of $32.9 million in Q1 2010.

Tax

The Company had a pre-tax loss from continuing operations of $11.2 million and a related income tax benefit of $15.9 million, resulting in an effective tax rate of 142.0% for the three months ended March 31, 2011, as compared to an effective tax rate of 47.2% for the three months ended March 31, 2010. The effective tax rate for the three months ended March 31, 2011 differed from the statutory U.S. federal income tax rate of 35.0% and the effective tax rate for the three months ended March 31, 2010 primarily due to $7.1 million of income tax benefit associated with an anticipated worthless stock deduction in connection with the sale of a subsidiary during the quarter and $8.2 million in favorable adjustments related to escrow disbursements from prior acquisitions for which we have now concluded we will be able to recognize a tax benefit.

Cash Flow

Q1 2011 cash used by continuing operations was $9.3 million while Free Cash Flow was a $41.5 million outflow. Cash provided by continuing operations and Free Cash Flow declined versus Q1 2010, primarily reflecting the decline in operating income and timing of operating cash payments and receipts. The most significant items impacting the latter were full year employee bonus payments in Q1 2011 versus the prior year when half of 2009’s employee bonus plan was paid out in 2009 and the other half was paid out in Q1 2010, partially offset by less restructuring costs paid out in Q1 2011 than Q1 2010.

Acquisitions of goviral and The Huffington Post

On January 31, 2011, AOL completed the purchase of goviral for $69.1 million, net of cash acquired. The Company also agreed to pay up to $22.6 million to certain employees over the next two years contingent on their future service to AOL. This $22.6 million will be treated as compensation expense for accounting purposes.

On March 4, 2011, AOL acquired The Huffington Post for $295.9 million, net of cash acquired. In addition, AOL incurred $8.7 million of restructuring charges associated with stock options that vested on or shortly after the closing date as a result of the termination of certain employees of The Huffington Post. As part of the acquisition, unvested options held by employees of The Huffington Post were converted into unvested AOL options. $3.9 million of the fair value of The Huffington Post options that were converted was included in the purchase price, $8.1 million of the fair value of such awards is expected to be recognized as equity-based compensation expense over the remaining award vesting periods, which for most employees is 24 months, and the remaining $0.4 million of the fair value of such awards was recorded as a restructuring charge.

ICQ

During the first quarter of 2011, we reached final agreement with Mail.ru and the Committee on Foreign Investment in the United States (“CFIUS”) regarding our ongoing transition obligations in connection with the disposition of our ICQ operations. As part of this agreement, we agreed to provide certain network infrastructure and other operational services to the buyer at a level and for a period in excess of our contractual obligations under the original transaction agreements as well as other modifications to the parties’ respective obligations under the transaction agreements. As a result, we reassessed the estimated liability incurred in connection with the ongoing obligations, and recorded a nominal reduction to the gain on the sale in the first quarter of 2011. In addition, we recorded $1.6 million as a reduction to the gain on sale during the three months ended March 31, 2011 related to professional fees incurred as a result of the negotiations with Mail.ru and CFIUS. We do not expect that our ongoing transition obligations will have a significant impact on our results of operations.

OPERATING METRICS

	Q1 2011	Q1 2010	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,621	4,656	-22%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$17.96	$18.31	-2%
Domestic AOL-brand access subscriber monthly average churn (2)	2.5%	3.0%	-17%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	112	112	0%
Domestic average monthly unique visitors to the AOL Huffington Post Media Group (HPMG) (4)	100	103	-3%
Domestic average monthly unique visitors to AOL Advertising Network (5)	179	186	-4%

(1)	Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.
(2)	Churn represents the number of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.
(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	HPMG is a subset of AOL Properties and excludes Mail, Instant Messaging and Ventures. See “Unique Visitor Metrics” on page 9 of this press release for additional information.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss first quarter 2011 financial results on Wednesday, May 4, 2011, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (866) 713-8307 and international parties should call (617) 597-5307. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and international parties should call (617) 801-6888. The access code for the replay is 46499943.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Advertising	$313.7	$354.3
Subscription	215.4	282.7
Other	22.3	27.3

Total revenues	551.4	664.3
Costs of revenues	388.9	364.7
Selling, general and administrative	120.7	133.3
Amortization of intangible assets	24.2	62.2
Restructuring costs	27.8	23.4
Loss on disposal of consolidated businesses, net	1.6	—

Operating income (loss)	(11.8)	80.7
Other income (loss), net	0.6	(2.7)

Income (loss) from continuing operations before income taxes	(11.2)	78.0
Income tax provision (benefit)	(15.9)	36.8

Income from continuing operations	4.7	41.2
Discontinued operations, net of tax	—	(6.5)

Net income	$4.7	$34.7

Per share information:
Basic income per common share from continuing operations	$0.04	$0.39
Discontinued operations, net of tax	—	(0.06)

Basic net income per common share	$0.04	$0.33

Diluted income per common share from continuing operations	$0.04	$0.39
Discontinued operations, net of tax	—	(0.07)

Diluted net income per common share	$0.04	$0.32

Shares used in computing basic income per common share	106.9	106.3

Shares used in computing diluted income per common share	107.9	107.0

Depreciation expense by function:
Costs of revenues	$38.6	$43.4
Selling, general and administrative	5.8	10.9

Total depreciation expense	$44.4	$54.3

Equity-based compensation by function:
Costs of revenues	$3.4	$1.9
Selling, general and administrative	7.0	7.8

Total equity-based compensation	$10.4	$9.7

Incentive compensation expense related to acquired companies by function: (1)
Costs of revenues	$7.8	$0.3
Selling, general and administrative	0.6	—

Total incentive compensation expense related to acquired companies	$8.4	$0.3

Traffic Acquisition Costs (included in costs of revenues)	$71.4	$89.2

(1)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and equivalents	$381.8	$801.8
Accounts receivable, net of allowances of $14.9 and $16.1, respectively	304.9	307.7
Prepaid expenses and other current assets	53.1	46.8
Deferred income taxes	101.4	82.9

Total current assets	841.2	1,239.2
Property and equipment, net	541.0	529.2
Goodwill	1,068.8	810.9
Intangible assets, net	199.9	99.6
Long-term deferred income taxes	256.1	258.4
Other long-term assets	42.6	25.0

Total assets	$2,949.6	$2,962.3

Liabilities and Equity
Current liabilities:
Accounts payable	$67.7	$80.0
Accrued compensation and benefits	78.3	114.5
Accrued expenses and other current liabilities	211.8	236.3
Deferred revenue	90.0	92.6
Current portion of obligations under capital leases	38.7	35.2
Deferred income taxes	0.2	—

Total current liabilities	486.7	558.6
Obligations under capital leases	59.9	50.9
Restructuring liabilities	4.4	7.0
Deferred income taxes	11.3	—
Other long-term liabilities	70.3	58.9

Total liabilities	632.6	675.4

Stockholders’ equity:
Common stock, $0.01 par value, 106.9 million and 106.7 million shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	1.1	1.1
Additional paid-in capital	3,394.7	3,376.6
Accumulated other comprehensive loss, net	(280.6)	(287.9)
Accumulated deficit	(798.2)	(802.9)

Total stockholders’ equity	2,317.0	2,286.9

Total liabilities and stockholders’ equity	$2,949.6	$2,962.3

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Three Months Ended March 31,
	2011	2010
Operations

Net income	$4.7	$34.7
Less: Discontinued operations, net of tax	—	(6.5)

Net income from continuing operations	4.7	41.2
Adjustments for non-cash and non-operating items:
Depreciation and amortization	68.6	116.5
Asset impairments	1.5	1.4
Equity-based compensation	10.4	9.7
Other non-cash adjustments	6.2	1.2
Deferred income taxes	(15.6)	(16.8)
Changes in operating assets and liabilities, net of acquisitions	(85.1)	9.7

Cash provided (used) by continuing operations	(9.3)	162.9
Cash provided by discontinued operations	—	0.2

Cash provided (used) by operations	(9.3)	163.1

Investing Activities

Investments and acquisitions, net of cash acquired	(369.7)	(23.2)
Proceeds from disposal of assets and consolidated businesses, net	0.2	1.0
Capital expenditures and product development costs	(21.2)	(29.5)
Investment activities from discontinued operations	—	16.4

Cash used by investing activities	(390.7)	(35.3)

Financing Activities

Principal payments on capital leases	(11.0)	(8.3)
Cash collateral securing letters of credit	(12.3)	—

Cash used by financing activities	(23.3)	(8.3)

Effect of exchange rate changes on cash and equivalents	3.3	(4.1)

Increase (decrease) in cash and equivalents	(420.0)	115.4

Cash and equivalents at beginning of period	801.8	147.0

Cash and equivalents at end of period	$381.8	$262.4

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three months ended March 31, 2011 and 2010 (In millions, except per share amounts):

	Three Months Ended March 31,
	2011	2010
Accelerated amortization of intangible assets (1)	—	(32.9)
Restructuring costs	(27.8)	(23.4)
Equity-based compensation expense	(10.4)	(9.7)
Incentive compensation expense related to acquired companies (2)	(8.4)	(0.3)

Pre-tax impact	(46.6)	(66.3)

Income tax impact (3)	20.0	26.5

After-tax impact	(26.6)	(39.8)
Income tax benefit related to anticipated worthless stock deduction	7.1	—
Discontinued operations, net of tax (4)	—	(6.5)

After-tax impact of items impacting comparability of net income	$(19.5)	$(46.3)

Impact per basic common share	$(0.18)	$(0.44)

Impact per diluted common share	$(0.18)	$(0.43)

Effective tax rate (3)	47.9%	40.0%

(1)	Amortization of intangible assets for the three months ended March 31, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative.
(2)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible, until disposition of the acquired entity.
(3)	The income tax impact for the three months ended March 31, 2011 was calculated based on AOL’s projected annual effective tax rate. The income tax impact for the three months ended March 31, 2010 was calculated based on AOL’s annual effective tax rate, excluding the effect of the Bebo worthless stock deduction and goodwill impairment charge.
(4)	Discontinued operations, net of tax includes the results of operations of buy.at for the three months ended March 31, 2010.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(Unaudited; in millions)

	Three Months Ended March 31,
	2011	2010
Operating income (loss)	$(11.8)	$80.7
Add: Depreciation	44.4	54.3
Add: Amortization of intangible assets	24.2	62.2
Add: Restructuring costs	27.8	23.4
Add: Equity-based compensation	10.4	9.7
Add: Asset impairments	1.5	1.4
Add: Losses/(gains) on disposal of consolidated businesses, net	1.6	—
Add: Losses/(gains) on asset sales	1.0	(0.4)

Adjusted OIBDA	$99.1	$231.3

Cash provided (used) by continuing operations	$(9.3)	$162.9
Less: Capital expenditures and product development costs	21.2	29.5
Less: Principal payments on capital leases	11.0	8.3

Free Cash Flow	$(41.5)	$125.1

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. During the first quarter of 2011, we modified our definition of Adjusted OIBDA to exclude the impacts of restructuring costs, which we do not believe are indicative of our core operating performance, and equity-based compensation, which will allow us to be more closely aligned with the industry and analyst community. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows and the results of discontinued operations.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

We acquired The Huffington Post on March 4, 2011. Following the acquisition of The Huffington Post, AOL aligned all of its content under the newly formed HPMG, which is a subset of AOL Properties and excludes Mail, Instant Messaging and Ventures. As a result of this realignment and to reflect how management views the business, we are disclosing domestic average monthly unique visitors to HPMG for all periods presented and will no longer disclose domestic average monthly unique visitors to AOL Media. The primary differences between HPMG and AOL Media are that HPMG includes The Huffington Post, AOL Search and Local.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Further, lower than expected market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Quarterly Report and the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) the impact of significant acquisitions, dispositions and other similar transactions; 3) our ability to attract and retain key employees; 4) the success of any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 5) market adoption of new products and services; 6) the failure to meet earnings expectations; 7) asset impairments; 8) decreased liquidity in the capital markets; 9) our inability to access the capital markets for debt securities or bank financings; and 10) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a leading global web services company with an extensive suite of brands and offerings and a substantial worldwide audience. AOL’s business spans online content, products and services that the company offers to consumers, publishers and advertisers. AOL is focused on attracting and engaging consumers and providing valuable online advertising services on both AOL’s owned and operated properties and third-party websites. In addition, AOL operates one of the largest internet subscription access services in the United States, which serves as a valuable distribution channel for AOL’s consumer offerings.

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Corporate Communications

Lauren Hurvitz

212-206-5020

Lauren.Hurvitz@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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